Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
August 11, 2008
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2008

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported results for the second quarter and six months ended June 30, 2008.

The Company’s net income increased $337,000, or 23 percent, for the quarter ended June 30, 2008 compared to the same period in 2007, despite taking a charge of $1.2 million to other operating expenses for costs relating to an unconsummated acquisition.  Net income for the second quarter was $1.8 million, or $0.27 per share (diluted), compared to net income of $1.5 million, or $0.22 per share (diluted), for the second quarter in 2007.  Absent the charge for the unconsummated acquisition, the Company estimates that net income would have increased by $1.1 million in the second quarter to $2.6 million, or $0.37 per share (diluted), compared to the same period in 2007.  The period-over-period results for the quarter reflect an increased gross margin for the natural gas and propane segments that was driven primarily by continued growth, increased interruptible services, and results of rate proceedings for the natural gas segment and increased margin per gallon of propane, partially offset by lower sales volumes, for the Company’s propane segment.

For the first six months of 2008, net income decreased by $80,000, or less than one percent, when compared to the same period in 2007. Net income for the first six months of 2008 and 2007 was $9.4 million, or $1.36 per share (diluted), and $9.5 million, or $1.39 per share (diluted), for the respective periods.  Absent the charge for the unconsummated acquisition in the second quarter of 2008, the Company estimates that net income would have increased by $671,000 in the first six months to $10.1 million, or $1.47 per share (diluted), compared to the same period in 2007.  The period-over-period results for year-to-date reflect an increased gross margin for the natural gas segment that was driven primarily by continued growth, increased interruptible services revenue, and results of rate proceedings, partially offset by warmer weather on the Delmarva Peninsula and lower non-weather-related sales volumes and margin per gallon for the Company’s propane segment.

Highlights during the quarter included:

•	Customer growth and improvements in supply management for the Company’s natural gas marketing operation provided for a period-over-period increase of 96 percent in its gross margin.

•
Despite a slowdown in the new housing market as a result of the unfavorable economic conditions in that market, the Delmarva natural gas distribution operations continued to experience strong period-over-period customer growth with a five-percent increase in residential customers over the second quarter of 2007.  In addition, the Delmarva natural gas distribution operations have been able to offset partially this slowdown with growth in commercial customers.  Overall, these growth factors contributed $290,000 to the increase in gross margins for the Delmarva natural gas distribution operations in the second quarter of 2008.

•
Gross margin for the Company’s natural gas transmission operation, Eastern Shore Natural Gas Company (“Eastern Shore”), increased by approximately $299,000 over the second quarter of 2007 due to the additional firm transportation services that began in November 2007.

•
Rate increases, lower depreciation allowances and lower asset removal cost allowances contributed $653,000 to operating income for the natural gas segment in the second quarter of 2008 as a result of rate proceedings for the Company’s Delmarva natural gas distribution and natural gas transmission operations.

•	Continued capital investment to support customer growth resulted in an increase of $11.3 million to net property, plant and equipment during the quarter.

•
On May 2, 2008, the Company’s Board of Directors raised the annualized dividend per share by four cents from $1.18 to $1.22 per share. The quarterly dividend of $0.305 per share for all shareholders of record as of the close of business on June 13, 2008 was paid July 7, 2008.

“Gross margins from our natural gas segment continue to increase, which enabled us to overcome the $1.2 million charge for the unconsummated acquisition and drive our improvement for the quarter compared to last year.  We are especially pleased with the success of our Delmarva natural gas distribution operations in continuing their strong period-over-period growth, despite the slowdown in new residential construction,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation.  “While we are disappointed that the acquisition did not occur, we will continue to evaluate other potential opportunities that will add value to our Company consistent with our corporate strategy.”

The discussions of the results for the periods ended June 30, 2008 and 2007 use the term “gross margin,” which is a non-GAAP (Generally Accepted Accounting Principles) financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart.

Comparative results for the quarter ended June 30, 2008 and 2007

Operating income increased by $631,000, or 17 percent, to $4.3 million for the second quarter of 2008, compared to $3.7 million for the same period in 2007, as gross margin increased $2.2 million, or 12 percent, compared to the second quarter of 2007.  The Company was able to overcome the $1.2 million charge, during the quarter for the unconsummated acquisition, with increases in operating income and gross margin.  These increases were due primarily to the Company’s natural gas segment, which experienced continued growth, increased interruptible services, as well as improved results from the natural gas marketing operation.

Natural Gas Operations

Natural gas operating income for the quarter increased $744,000, or 19 percent, on gross margin growth of $1.7 million compared to the second quarter of 2007.  Items contributing to the period-over-period increase in gross margin include:

(in thousands)
Gross margin for the three months ended June 30, 2007	$13,235

Gross margin growth factors for the three months ended June 30, 2008:
Increased transportation services and customer growth	610
Natural gas marketing	459
Increased interruptible services, net of margin sharing	393
Rate increases	76
Other	160

Gross margin for the three months ended June 30, 2008	$14,933

▪
The natural gas segment benefited from strong customer growth and additional firm transportation services, which added $610,000 to gross margin during the second quarter of 2008 compared to the second quarter of 2007.  This growth was due, in part, to an increase in the number of residential and commercial customers for the Delmarva natural gas distribution operations, which contributed $197,000 and $93,000, respectively, to gross margin in the second quarter of 2008 compared to the second quarter of 2007. The natural gas transmission operations experienced growth of $299,000 in gross margin due to additional firm transportation services that began in November 2007.

▪
The natural gas marketing operation experienced an increase of $459,000 in gross margin for the second quarter of 2008 compared to the same period in 2007 due, in part, to a higher number of customers to which it provides supply management services and improved gas supply management.

▪
Revenue from interruptible services, net of required margin-sharing, increased $393,000 for the natural gas transmission and Delmarva natural gas distribution operations in the second quarter of 2008, compared to the same period in 2007, primarily due to timing.  For the remainder of 2008, however, the Company expects its natural gas transmission operation to report a decrease of $192,000 in interruptible services revenue, compared to the corresponding period in 2007, because the operation reached its margin-sharing threshold in the second quarter of 2008; in 2007, it reached the threshold in the fourth quarter.  Currently effective settlements in rate proceedings require the Company, upon reaching the margin-sharing threshold, to share 80 percent of its interruptible natural gas distribution revenue and 90 percent of its interruptible natural gas transmission revenue with its firm service customers.

▪
Rate increases, primarily for the Company’s Delmarva natural gas distribution and transmission operations, contributed an additional $76,000 to gross margin in the second quarter of 2008 compared to the second quarter of 2007.  These rate increases had a minimum impact on the period-over-period change in gross margin due to increased rates for the transmission operation that were placed into effect in mid-May 2007, subject to refund.  In addition, the approved rate cases for these operations contained lower depreciation allowances and lower asset removal cost allowances, which resulted in lower depreciation expense of $168,000 and lower operations expenses of $409,000 for the second quarter of 2008 compared to the same period in 2007.  A portion of this reduction, or $77,000, represents adjustments to the amount reserved for refund as of March31, 2008 based on the depreciation and asset removal cost allowances contained in the negotiated settlement agreements.

▪
The Company’s estimate for unbilled revenue for the second quarter of 2008 contributed $263,000 more to gross margin than normal, partially due to the warmer weather experienced during the first quarter of 2008.

Other operating expenses for the natural gas segment increased $954,000, or 10 percent, for the second quarter of 2008 compared to the second quarter of 2007, due primarily to the allocation of $890,000 of the terminated acquisition costs, higher incentive compensation and property taxes, the effects of which were partially offset by lower depreciation expense and asset removal costs.

Propane Operations

The propane segment incurred an operating loss of $625,000, representing an increased loss of $79,000, or 14 percent, for the second quarter of 2008 compared to the same period in 2007.  The $390,000 increase in gross margin was more than offset by an increase in other operating expenses of $469,000.  Absent the terminated acquisition costs of $273,000 allocated to the propane segment, it would have reduced its operating loss by $194,000, or 35 percent, for the second quarter of 2008 compared to the same period in 2007.  Items contributing to the period-over-period increase in gross margin include:

(in thousands)

Gross margin for the three months ended June 30, 2007	$3,564

Gross margin growth factors for the three months ended June 30, 2008:
Increases in margin per retail gallon	322
Wholesale marketing and sales	207
Increases in miscellaneous fees	79
Other	11
Lower volumes	(229)

Gross margin for the three months ended June 30, 2008	$3,954

▪
Gross margin increased by $322,000 in the second quarter of 2008 compared to the same period in 2007, because of increases in the average gross margin per retail gallon. This increase occurs when market prices rise at a greater rate than the Company’s inventory price per gallon, and this trend reverses when market prices decrease and move closer to the Company’s average inventory price per gallon.

▪	Increased market opportunities that arose in the second quarter of 2008, due to price volatility in the propane wholesale market added $207,000 in gross margin for the wholesale marketing operation.

▪
The Company’s Delmarva propane distribution operation experienced lower volumes sold, partially due to weather, during the second quarter of 2008, which resulted in a decrease of $229,000 in gross margin for the Delmarva propane distribution operation compared to the second quarter of 2007.  Temperatures on the Delmarva Peninsula were nine percent warmer during the second quarter of 2008 compared to the same period in 2007.  Factors contributing to the remaining decrease in gallons sold were customer conservation, the timing of propane deliveries and customer attrition.

Operating expenses for the propane unit increased by $469,000, or 11 percent, for the second quarter of 2008 compared to the second quarter of 2007.  The higher costs were primarily the result of the allocation of $273,000 of the terminated acquisition costs, increased fuel costs, and higher depreciation expense, partially offset by decreased propane tank maintenance and recertifications.

Advanced Information Services

The operating income for the advanced information services segment decreased $42,000 in the second quarter of 2008 compared to the same period in 2007.  The gross margin growth of approximately $114,000, or seven percent, was more than completely offset with higher operating expenses.  Absent the terminated acquisition costs of $64,000 allocated to the advanced information segment, it would have increased its operating income by $22,000, or 13 percent, for the second quarter of 2008 compared to the same period in 2007.

Interest Expense

Total interest expense for the second quarter of 2008 decreased approximately $206,000, or 13 percent, compared to the same period in 2007.  The lower interest expense was due primarily to:

▪
Although the Company’s average short-term borrowings had a net increase of approximately $21.2 million during the quarter, interest expense on short-term borrowings increased by only $44,000 due to lower interest rates of three percentage points and the amount of interest capitalized during the period; and

▪	A decrease of $7.8 million in the average long-term debt in 2008, compared to 2007, resulted in a lower period-over-period interest expense of $99,000.

Comparative results for the six months ended June 30, 2008 and 2007

Operating income increased by $59,000 to $18.4 million for the first six months of 2008 compared to $18.3 million for the same period in 2007, as the gross margin increase of $1.9 million, or four percent, was almost completely offset by an increase in other operating expenses.  The increase in gross margin was driven primarily by continued growth, increased interruptible services revenue, and increased rates for the natural gas segment, partially offset by warmer weather on the Delmarva Peninsula and lower non-weather-related sales volumes and margin per gallon for the propane segment.  Contributing to the higher operating expenses in 2008 was the $1.2 million of costs associated with the unconsummated acquisition in the second quarter of 2008.

Natural Gas Operations

Natural gas operating income for the first six months of 2008 increased $1.6 million, or 12 percent, on gross margin growth of $2.6 million, compared to the same period in 2007.  Items contributing to the period-over-period increase in gross margin include:

(in thousands)
Gross margin for the six months ended June 30, 2007	$31,976

Gross margin growth factors for the six months ended June 30, 2008:
Increased transportation services and customer growth	1,340
Natural gas marketing	618
Increased interruptible services, net of margin sharing	610
Rate increases	402
Other	62
Weather	(464)

Gross margin for the six months ended June 30, 2008	$34,544

▪
The natural gas segment benefited from strong customer growth and additional firm transportation services, which added $1.3 million to gross margin during the first six months of 2008 compared to the first six months of 2007.  This growth was due, in part, to increases in residential and commercial customers for the Delmarva natural gas distribution operations, which contributed $549,000 and $221,000, respectively, to gross margin in the first six months of 2008 compared to the same period in 2007. The natural gas transmission operation experienced growth of $591,000 in gross margin due to additional firm transportation services that began in November 2007.

▪
The natural gas marketing operation experienced an increase of $618,000 in gross margin for the first six months of 2008 compared to the same period in 2007 due in part to growth for its supply management services, improved gas supply management, and favorable imbalance resolutions with interstate pipelines.

▪
Interruptible services revenue, net of required margin-sharing, increased $610,000 for the natural gas transmission and Delmarva natural gas distribution operations in the first six months of 2008 compared to the same period in 2007.  For the remainder of 2008, however, the Company expects its natural gas transmission operation to report a decrease of $192,000 in interruptible services revenue, compared to the corresponding period in 2007, because the operation reached its margin-sharing threshold in the second quarter of 2008; in 2007, it reached the threshold in the fourth quarter.  Currently effective settlements in rate proceedings require the Company, upon reaching the margin-sharing threshold, to share 80 percent of its interruptible natural gas distribution revenue and 90 percent of its interruptible natural gas transmission revenue with its firm service customers.

▪
Rate increases for the Company’s Delmarva natural gas distribution and its natural gas transmission operations contributed an additional $402,000 to gross margin in the first six months of 2008 compared to the same period in 2007.  In addition, the approved rate cases for these two operations contained lower depreciation allowance and lower asset removal costs allowance, which resulted in lower depreciation of $324,000 and lower operation expenses of $937,000 for the first six months of 2008 compared to the same period in 2007.

▪
Partially offsetting these increases in gross margin was the negative impact that warmer weather on the Delmarva Peninsula had on gross margin for the Delmarva natural gas distribution operations. The Company estimates that weather reduced gross margin by $464,000 in the first six months of 2008 compared to the same period in 2007, as temperatures on the Delmarva Peninsula were nine percent warmer in 2008.

Other operating expenses for the natural gas segment increased by $971,000, or five percent, for the first six months of 2008 compared to the first six months of 2007, due primarily to allocation of $890,000 of the terminated acquisition costs, higher incentive compensation and property taxes, partially offset by lower depreciation expense, maintenance costs and regulatory expenses.

Propane Operations

The propane segment’s operating income for the first six months of 2008 decreased by $1.5 million, or 35 percent, as gross margin declined by $1.1 million, or eight percent, compared to the first six months of 2007. Factors contributing to the period-over-period reduction in gross margin include:

(in thousands)

Gross margin for the six months ended June 30, 2007	$13,154

Gross margin decline factors for the six months ended June 30, 2008:
Lower volumes	(1,241)
Decreases in margin per retail gallon	(214)
Increases in wholesale marketing	170
Increases in miscellaneous fees	108
Increase in wholesale propane sales	30
Other	34

Gross margin for the six months ended June 30, 2008	$12,041

▪
The Company’s Delmarva propane distribution operation experienced lower volumes sold, due in part to warmer weather, during the second quarter of 2008, which resulted in a decrease of $1.2 million in gross margin for the Delmarva propane distribution operation compared to the first six months of 2007.  Temperatures on the Delmarva Peninsula were nine percent warmer during the first six months of 2008 compared to the same period in 2007.  Factors contributing to the remaining decrease in gallons sold were customer conservation, the timing of propane deliveries and customer attrition.

▪
Gross margin decreased by $214,000 in the first six months of 2008, compared to the same period in 2007, because of decreases in the average gross margin per retail gallon. Gross margin per retail gallon decreased as wholesale prices during the first six months approached the Company’s average inventory price per gallon.

▪
Increased market opportunities that arose in the first six months of 2008, due to price volatility in the propane wholesale market, added $170,000 to gross margin for the wholesale marketing operation.

Other operating expenses of the propane unit increased for the first six months of 2008 by $396,000, or four percent, compared to the first six months of 2007, due primarily to the allocation of $273,000 of the terminated acquisition costs, increased fuel costs, and higher depreciation expense, partially offset by decreases in incentive compensation and propane tank maintenance and recertifications.

Advanced Information Services

The operating income for the advanced information services segment decreased $43,000 in the first six months of 2008 compared to the same period in 2007.  The gross margin growth of approximately $352,000, or 11 percent, was more than completely offset with higher operating expenses.  Absent the terminated acquisition costs of $64,000 allocated to the advanced information segment, it would have increased its operating income by $11,000 for the first six months of 2008 compared to the same period in 2007.  The improved gross margin reflects an increase in product sales, consulting revenues, as well as additional income from Managed Database Administration (“MDBA”) services. The advanced information services segment introduced the MDBA services in 2006 to provide third parties professional database monitoring and support solutions.

Interest Expense

Total interest expense for the first six months of 2008 decreased by approximately $212,000, or seven percent, compared to the same period in 2007. The lower interest expense is a result of the following developments:

▪
Although the Company’s average short-term borrowings had a net increase of approximately $19.8 million during the first six months of 2008, interest expense on short-term borrowings increased by only $130,000 due to interest rates nearly 2.6 percentage points lower than those paid during the first six months of 2007 and the amount of interest capitalized during the period; and

▪	A decrease of $7.9 million in the average long-term debt in 2008, compared to 2007, resulting in a lower period-over-period interest expense of $282,000.

Condensed Consolidated Statements of Income
For the Periods Ended June 30, 2008 and 2007
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Second Quarter		Year to Date
	2008	2007	2008	2007
Operating Revenues	$69,057	$52,502	$169,330	$146,029

Operating Expenses
Cost of sales, excluding costs below	48,540	34,228	119,519	98,164
Operations	10,743	10,311	21,512	20,841
Terminated Acquisition Costs	1,240	-	1,240	-
Maintenance	503	565	989	1,145
Depreciation and amortization	2,225	2,368	4,428	4,683
Other taxes	1,477	1,332	3,272	2,884
Total operating expenses	64,728	48,804	150,960	127,717
Operating Income	4,329	3,698	18,370	18,312
Other income, net of other expenses	64	235	81	290
Interest charges	1,389	1,595	2,982	3,194
Income Before Income Taxes	3,004	2,338	15,469	15,408
Income taxes	1,185	850	6,076	5,909
Income from Continuing Operations	1,819	1,488	9,393	9,499
Loss from discontinued
operations, net of income tax benefit	-	(6)	-	(26)
Net Income	$1,819	$1,482	$9,393	$9,473

Weighted Average Shares Outstanding:
Basic	6,812	6,737	6,804	6,722
Diluted	6,920	6,850	6,917	6,835

Earnings Per Share - Basic
From continuing operations	$0.27	$0.22	$1.38	$1.41
From discontinued operations	-	-	-	-
Net Income	$0.27	$0.22	$1.38	$1.41

Earnings Per Share - Diluted
From continuing operations	$0.27	$0.22	$1.36	$1.39
From discontinued operations	-	-	-	-
Net Income	$0.27	$0.22	$1.36	$1.39

Supplemental Income Statement Data
For the Periods Ended June 30, 2008 and 2007
Dollars in Thousands
(Unaudited)

	Second Quarter		Year to Date
	2008	2007	2008	2007
Gross Margin (1)
Natural Gas	$14,933	$13,235	$34,544	$31,976
Propane	3,954	3,564	12,041	13,154
Advanced Information Services	1,763	1,649	3,472	3,120
Other	(133)	(174)	(246)	(385)
Total Gross Margin	$20,517	$18,274	$49,811	$47,865

Operating Income
Natural Gas	$4,736	$3,992	$15,205	$13,608
Propane	(625)	(546)	2,819	4,328
Advanced Information Services	137	179	175	228
Other	81	73	171	148
Total Operating Income	$4,329	$3,698	$18,370	$18,312

Heating Degree-Days — Delmarva Peninsula
Actual	481	527	2,703	2,966
10-year average (normal)	490	496	2,760	2,737

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Assets	June 30, 2008	December 31, 2007
Property, Plant and Equipment
Natural gas	$296,681	$289,706
Propane	49,647	48,506
Advanced information services	1,234	1,158
Other plant	10,486	8,568
Total property, plant and equipment	358,048	347,938
Less: Accumulated depreciation and amortization	(96,835)	(92,414)
Plus: Construction work in progress	9,749	4,899
Net property, plant and equipment	270,962	260,423

Investments	1,911	1,909

Current Assets
Cash and cash equivalents	3,184	2,593
Accounts receivable (less allowance for uncollectible
accounts of $945 and $952, respectively)	86,640	72,218
Accrued revenue	2,476	5,265
Propane inventory, at average cost	8,143	7,629
Other inventory, at average cost	1,131	1,281
Regulatory assets	1,019	1,575
Storage gas prepayments	5,907	6,042
Income taxes receivable	151	1,237
Deferred income taxes	1,920	2,155
Prepaid expenses	1,917	3,497
Mark-to-market energy assets	7,015	7,812
Other current assets	147	148
Total current assets	119,650	111,452

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	171	178
Long-term receivables	618	741
Other regulatory assets	2,778	2,539
Other deferred charges	4,147	3,641
Total deferred charges and other assets	8,388	7,773

Total Assets	$400,911	$381,557

Capitalization and Liabilities	June 30, 2008	December 31, 2007

Capitalization
Stockholders' equity
Common Stock, par value $0.4867 per share
(authorized 12,000 shares)	$3,317	$3,298
Additional paid-in capital	66,161	65,592
Retained earnings	56,845	51,538
Accumulated other comprehensive income	(851)	(851)
Deferred compensation obligation	1,511	1,404
Treasury stock	(1,511)	(1,404)
Total stockholders' equity	125,471	119,577

Long-term debt, net of current maturities	63,181	63,255
Total capitalization	188,651	182,832

Current Liabilities
Current portion of long-term debt	6,656	7,656
Short-term borrowing	57,055	45,664
Accounts payable	58,827	54,893
Customer deposits and refunds	9,034	10,037
Accrued interest	1,582	866
Dividends payable	2,079	1,999
Accrued compensation	2,358	3,400
Regulatory liabilities	5,929	6,301
Mark-to-market energy liabilities	6,478	7,739
Other accrued liabilities	2,705	2,501
Total current liabilities	152,703	141,056

Deferred Credits and Other Liabilities
Deferred income taxes	30,723	28,796
Deferred investment tax credits	257	278
Other regulatory liabilities	973	1,136
Environmental liabilities	751	835
Accrued pension costs	2,536	2,513
Accrued asset removal cost	20,366	20,250
Other liabilities	3,950	3,861
Total deferred credits and other liabilities	59,557	57,669

Total Capitalization and Liabilities	$400,911	$381,557

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799